Exhibit 10

JOINT FILING AGREEMENT

The undersigned hereby agree that this Statement on Schedule 13D, dated the date hereof, with respect to the shares of common stock of Diamond Resorts International, Inc., is, and any amendments thereto signed by the undersigned shall be, filed on behalf of each of the undersigned pursuant to, and in accordance with, the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: August 5, 2013

CLOOBECK DIAMOND PARENT, LLC

/s/ Jared T. Finkelstein, as attorney-in-fact for Cloobeck Diamond Parent, LLC
Jared T. Finkelstein, attorney-in-fact for Cloobeck Diamond Parent, LLC

THE CHANTAL CLOOBECK SEPARATE PROPERTY TRUST

/s/ Jared T. Finkelstein, as attorney-in-fact for The Chantal Cloobeck Separate Property Trust
Jared T. Finkelstein, attorney-in-fact for The Chantal Cloobeck Separate Property Trust

/s/ Jared T. Finkelstein, as attorney-in-fact for Stephen J. Cloobeck
Jared T. Finkelstein, attorney-in-fact for Stephen J. Cloobeck